UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                    --------
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 or 15(d) OF THE
                        SECURIRTIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):

                                  June 8, 2001

                             Commission file number

                                     0-27599

                            HARVARD SCIENTIFIC CORP.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Nevada                                            88-0226455
---------------------------------                 ---------------------------
(State of other jurisdiction                      (I.R.S. Tax identification)
of incorporation or organization)

                1325 Airmotive Way, Suite 125, Reno, Nevada 89502

               (Address of principal executive offices) (Zip Code)

       Registrant's Telephone number, including area code: (954) 630-9724

Item 1. Change in Control of Registrant

On June 8, 2001 a material change in control of the Company occurred. Eric Steinman, Daniel De Liege and Sapphire Bay Development, Inc. each received fifteen million (15,000,000) shares of common stock in the company for the acquisition of assets (as listed in Item 2 below). This constitutes sixty-three (63%) per cent of the issued and outstanding shares of common stock of the Company.

Item 2. Acquisition or Disposition of Assets

On June 8, 2001, Harvard Scientific Corp. (the "Company") entered into a Termination Agreement with the Stockholders of Four Starz holdings, Inc., Four Starz Productions, Inc., Gladiator Films, Inc. and La Playa Studios, Inc. ("Companies"), all four are Florida Corporations, whereby the original Exchange Agreement dated March 19, 2001 was terminated due to the failure of Four Starz Holdings, Inc., Four Starz productions, Inc., and Gladiator Films, Inc. in fulfilling the terms of the aforementioned Exchange Agreement and the failure of the former Chairman and Chief Executive Officer of the Company, Abraham M. Daniels, to disclose a civil lawsuit and default judgment, in Dade County, Florida, against Four Starz Productions, Inc. As a result Daniel De Liege resigned as President of Four Starz Productions, Inc. and Chief Executive Officer of Gladiator Films, Inc. Mr. De Liege will remain as President and Chief Executive Officer of La Playa Studios, Inc. a private Florida Corporation with no affiliation to Four Starz Productions, Inc., Four Starz Holdings, Inc., or Gladiator Films, Inc. Under the terms of the Termination Agreement all common stock of the Company issued to the stockholders of the Companies, as a result of the March 19, 2001 Exchange Agreement, were canceled on the books of the Company, the ownership of Four Starz Productions, Inc., Four Starz Holdings, Inc., and Gladiator Films, Inc. was transferred to the owner of those companies prior to the March 19, 2001 Exchange Agreement, namely Abraham M. Daniels, ownership of La Playa Studios, Inc. was transferred to the owner of that company prior to the March 19, 2001 Exchange Agreement, namely Daniel De Liege and all appointments of Directors and Officers of the Company were reversed. The former Directors and Officers of the Company, namely Alexander H. Walker Jr., Gordon Cole, and Curtis Orgill were reinstated.

On June 8, 2001, Harvard Scientific Corp. (the "Company") entered into an Exchange Agreement with the Stockholders of Ragin Cajun International, Inc., Hollywood Production Partners, Inc. and The Hollywood Cinema Renovation Project,
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Inc.,  all  three of which  are  Florida  corporations.  Under  the terms of the
Exchange Agreement, the Florida corporations obtained equity and management control of the Company by exchanging all of the issued and outstanding shares of Ragin Cajun International, Inc. and Hollywood Production Partners, Inc. and fifty one (51%) per cent of the outstanding shares of The Hollywood Cinema Renovation Project, Inc. for 45,000,000 shares of the Company's common stock. The Exchange Agreement represents a change in control of the Company.

The Florida companies are engaged in the business of entertainment. Ragin Cajun International, Inc. is an operating theme restaurant in Ft. Lauderdale, Florida. The Hollywood Cinema Renovation Project has assets consisting of real property encompassing a 1200 seat Cinema Complex which includes a retail shopping plaza with two commercial tenants under long-term leases, in downtown Hollywood, Florida. The third company, Hollywood Production Partners, Inc. has assets consisting of film story rights, film distribution agreements and film screenplay rights. In consideration for the acquired companies, the owners of Ragin Cajun International, Inc., The Hollywood Cinema Renovation Project, Inc. and Hollywood Production Partners, Inc., namely Eric Steinman, Daniel De Liege and Sapphire Bay Development, Inc., each received fifteen million (15,000,000) shares of common stock in the Company. Daniel De Liege will serve as the Company's new President. Eric Steinman will serve as the new Executive Vice President and Secretary and Hansford Higginbotham will serve as the new Treasurer. The former Directors and Officers of the corporation, namely Alexander H. Walker Jr., Gordon Cole, and Curtis Orgill resigned as Officers and Directors effective the close of business on Friday, June 8, 2001. Daniel De liege and Eric Steinman were elected to the Board of Directors and are currently the only Directors, although the Company is seeking other appropriate Directors for the Company.

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business' Acquired

Financial statements for the acquired companies have been prepared in skeletal form only. Appropriate financial statements will be prepared and filed within sixty (60) days.

(b) Proforma

(See Item A) An  appropriate  Proforma  will be prepared  and filed within sixty
(60) days.
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                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                       HARVARD SCIENTIFIC CORP.

Date: June 8, 2001                                     By: /s/ Daniel De Liege
------------------                                     ------------------------
                                                               Daniel De Liege
                                                               President

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